UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 15, 2004

OPENTV CORP.

(Exact name of registrant as specified in its charter)

British Virgin Islands	001-15473	98-0212376
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

275 Sacramento Street
San Francisco, California 94111
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (415) 962-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.
SIGNATURES

ITEM 8.01. OTHER EVENTS.

On November 15, 2004, BettingCorp Ltd. sold, through a broker transaction, 3,225,063 Class A ordinary shares (the “BettingCorp Shares”) of OpenTV Corp., which represents all of the Class A ordinary shares issued to BettingCorp Ltd. in connection with OpenTV’s acquisition of BettingCorp Limited in August 2003. As previously disclosed, under the terms of a liquidity agreement between OpenTV and the sellers of BettingCorp Limited, OpenTV had guaranteed that, upon the sale of the BettingCorp Shares, the sellers would receive a “guaranteed amount” equal to $2.15 per share plus interest through the date of the sale. As a result of the sale of all of the BettingCorp Shares, the sellers will remit to OpenTV an aggregate of approximately $4 million, which represents the excess over the guaranteed amount, less applicable brokerage discounts and commissions. To secure its obligation to pay the “guaranteed amount” of $2.15 per share, OpenTV had, at the closing of the acquisition, deposited approximately $6.9 million in cash into an escrow account. As a result of the sale of the BettingCorp Shares for an amount above the $2.15 per share minimum, OpenTV will receive the entire $6.9 million of those escrowed funds.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OPENTV CORP.

Date: November 17, 2004	By:	/s/ Scott Wornow
		Name:	Scott M. Wornow
		Title:	General Counsel